Exhibit 99.1
PROS Holdings, Inc. announces settlement of litigation and updates third quarter 2010 GAAP financial expectations — no changes to non-GAAP financial expectations
Houston, Texas — September 2, 2010 — PROS Holdings, Inc. (NYSE: PRO), today announced that it has settled its sole legal dispute and updated the Company’s third quarter 2010 GAAP financial expectations to reflect the settlement. The settlement will result in a third quarter 2010 pre-tax charge to operating income of $5.3 million, of which $3.1 million will be a reduction of revenue and $2.2 million will be an expense. Included in the $5.3 million third quarter charge are anticipated legal fees of $1.2 million reduced from $1.4 million previously estimated. The cash settlement totals $9.0 million, which approximates the cash received by the Company related to the legal dispute. The Company will no longer incur legal fees associated with this litigation.
As a result of the settlement, GAAP revenue in the third quarter is anticipated to be $15.1 million to $15.5 million and non-GAAP revenue remains unchanged at $18.2 to $18.6 million. After consideration of the associated tax benefit from the settlement of the litigation, the Company is anticipating a GAAP net loss in the third quarter of 2010 of $3.4 million to $3.7 million and GAAP loss per share of $0.13 to $0.14.
The Company’s previously issued non-GAAP income from operations and non-GAAP earnings per shares estimates remains unchanged at $1.8 million to $2.2 million and $0.04 to $0.05, respectively.
About PROS
PROS Holdings, Inc. (NYSE: PRO) is a leading provider of pricing and margin optimization software products, specializing in price analytics, price execution, and price optimization. By using PROS’ software products, companies gain insight into their pricing strategies, identify pricing-based profit leaks, optimize their pricing decision making and improve their business processes and financial performance. PROS’ software products implement advanced pricing science, which includes operations research, forecasting and statistics. PROS high performance software architecture supports real-time high volume transaction processing and allows PROS to handle the processing and database requirements of the most sophisticated and largest customers, including customers with 100’s of simultaneous users and sub-second electronic transactions. PROS provides professional services to configure its software products to meet the specific pricing needs of each customer. PROS has implemented over 250 solutions across a range of industries in more than 40 countries.
Founded in 1985, PROS is headquartered in Houston, Texas. Today, PROS has over 350 employees, more than 100 with advanced degrees and over 25 with Ph.D.s. To learn more about PROS, please visit www.prospricing.com.
Forward-looking Statements
This press release contains forward-looking statements, including statements about PROS’ future financial performance, markets, the predictability of the PROS business and PROS’ effective tax rate and the reinstatement of the R&E tax credit. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include: (a) the risk that the continued slowdown in the economy has on PROS’ sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (b) PROS’ ability to sell its solutions and successfully install and deliver the products and services at levels required to meet its future financial performance expectations, (c) PROS’ ability to develop and sell new products and product enhancements with the required technical specifications and functionality desired by customers, (d) the ability of the market for enterprise pricing and margin optimization software to grow, (e) the ability of the PROS revenue model to continue to provide the level of predictability to the PROS business which it historically has provided, (f) PROS’ ability to maintain its current level of gross margins, (g) PROS’ ability to maintain historical maintenance renewal rates, (h) PROS’ ability to deliver its solutions according to the acceptance criteria of its customers and the avoidance of dispute related thereto; (i) the costs of litigation related to the existing customer dispute; (j) PROS’ successful implementation of its solutions without modification or negotiation of contractual arrangements; (k) the impact of the R&E tax credit if reinstated and (l) the impact of currency fluctuations on our results of operations. Additional information relating to the uncertainty affecting the PROS business are contained in PROS’ filings with the Securities and Exchange Commission. These forward-looking statements represent PROS’ expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
PROS has referenced in this release certain financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income from operations, net income and diluted earnings per share. PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. PROS use of non-GAAP financial measures may not be consistent with the presentations by similar companies in PROS industry.
Investor Contact:
PROS Investor Relations
Tel: 713-335-5879
e-mail: ir@PROSpricing.com
Media Contact:
PROS Corporate Communications
Tel: 713-335-5197
e-mail: corpcomm@PROSpricing.com